Exhibit 99.2


Optical Communication Products, Inc. Announces Financial Results for the Quarter Ended June 30, 2003

CHATSWORTH, Calif.--(BUSINESS WIRE)--July 28, 2003--Optical Communication Products, Inc. (Nasdaq:OCPI - News), a manufacturer of fiber optic subsystems and modules for metropolitan area, local area and storage area networks, today reported financial results for the quarter ended June 30, 2003, which is the third quarter of OCP's fiscal year ending September 30, 2003.

Revenue for the third quarter of fiscal 2003 was $9.5 million, a decrease of 0.9% compared with $9.6 million for the second quarter of fiscal 2003, and a decrease of 3.6% compared with $9.8 million for the third quarter of fiscal 2002. The net loss for the third quarter of 2003 was $4.3 million, compared to a net loss of $1.7 million for the second quarter of fiscal 2003 and a net loss of $265,000 for the third quarter of fiscal 2002. The loss per diluted share for the third quarter of fiscal 2003 was $0.04 per share compared with a net loss per diluted share of $0.02 for the second quarter of fiscal 2003 and compared with a net loss per diluted share of $0.00 for the third quarter of fiscal 2002. During the third quarter of 2003, the Company utilized approximately $1.1 million of inventory in production that had previously been written down to zero. The Company incurred a charge of $2.2 million related to the valuation allowance of certain deferred tax assets. The net loss per diluted share related to this charge was $0.02.

Revenue for the nine months ended June 30, 2003 was $28.4 million, an increase of 0.5% from $28.3 million for the same period in fiscal 2002. The net loss for the nine months ended June 30, 2003 was $7.2 million, compared to a net loss of $19,000 for the same period in fiscal 2002. The loss per diluted share for the nine months ended June 30, 2003 was $0.06 per share compared with a loss per diluted share of $0.00 for the same period in fiscal 2002.

"Our revenues in the last few quarters are approximately the same, reflecting the fact that our business still remains negatively impacted by the continuing weak demand in the fiber optic communications industry. Our increased net operating loss is due to our commitment to expand our R&D and Sales and Marketing team, along with a tax-related charge," said Dr. Muoi Van Tran, OCP's Chairman and CEO. "OCP's financial position remained strong at June 30, 2003 with approximately $138 million in cash, cash equivalents and marketable securities."

The current economic environment and downturn in the telecommunications industry continues to limit the company's visibility with respect to its long-term revenue forecasts. In the short-term, revenue in the fourth quarter ending September 30, 2003 is expected to be within the range of $8 million to $10 million.

About OCP

OCP designs, manufactures and sells a comprehensive line of high performance, highly reliable fiber optic subsystems and modules for metropolitan area, local area and storage area networks. OCP's subsystems and modules include optical transmitters, receivers, transceivers and transponders that convert electronic signals into optical signals and back to electronic signals, enabling high-speed communication of voice and data traffic over public and private fiber optic networks. For more information visit OCP's web site at www.ocp-inc.com.

OCP was founded in 1991 and has its headquarters in Chatsworth, California. Furukawa Electric Co. Ltd., based in Tokyo, beneficially owns 58.8% of OCP's outstanding capital stock as of June 30, 2003.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under "Risk Factors" and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the risks that the market downturn in the fiberoptic communications market will last longer than anticipated, our customers are unable to reduce their inventory levels in the near-term, and we are unable to diversify and increase our customer base. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                      Optical Communication Products, Inc.
                            Statements Of Operations
                      (In thousands, except per share data)


                              Three months ended    Nine months ended
                                   June 30,             June 30,
                                 2003     2002        2003     2002
                                  (Unaudited)          (Unaudited)

Revenue                          $9,481   $9,837     $28,449  $28,298

Cost of Revenue                   6,120    7,145      18,564   20,594
                             ----------- -------- ----------- --------

Gross Profit                      3,361    2,692       9,885    7,704
                             ----------- -------- ----------- --------

Operating Expenses:

        Research and
         development              4,489    1,424      11,732    3,652
        Sales and marketing       1,270    1,024       3,332    2,904
        General and
         administrative           1,512    1,499       4,175    3,883
                             ----------- -------- ----------- --------

Total expenses                    7,271    3,947      19,239   10,439
                             ----------- -------- ----------- --------

Loss from Operations             (3,910)  (1,255)     (9,354)  (2,735)
                             ----------- -------- ----------- --------

Other Income, net                   411      813       1,495    2,703
                             ----------- -------- ----------- --------

Loss Before Income Taxes         (3,499)    (442)     (7,859)     (32)

Income Tax Provision
 (Benefit)                          785     (177)       (701)     (13)
                             ----------- -------- ----------- --------

Net Loss                        $(4,284)   $(265)    $(7,158)    $(19)
                             =========== ======== =========== ========

Basic Shares                    111,766  108,460     110,665  108,195
Diluted Shares                  111,766  108,460     110,665  108,195

Basic Loss Per Share             $(0.04)  $(0.00)     $(0.06)  $(0.00)
Diluted Loss Per Share           $(0.04)  $(0.00)     $(0.06)  $(0.00)


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                      Optical Communication Products, Inc.
                                  Balance Sheet
                 (In thousands, except share and per share data)



                                                June 30,      September 30,
ASSETS                                            2003           2002
                                              (unaudited)
Current Assets:
  Cash and cash equivalents                      $66,830        $85,426
  Marketable securities                           70,797         65,774
  Accounts receivable less allowance for
   doubtful accounts:
  $459 at June 30, 2003 and $127 at September
   30, 2002                                        4,781          3,463
  Income taxes receivable                          4,848          1,008
  Inventories, net                                 6,008          7,415
  Deferred income taxes                            6,976          9,156
  Prepaid expenses and other current assets        1,751          1,367
                                              -----------      ---------
Total current assets                             161,991        173,609

Property, plant and equipment, net                36,334         30,519
Other assets                                       2,460            933
                                              -----------      ---------

Total                                           $200,785       $205,061
                                              ===========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term debt                 $471           $471
  Accounts payable                                   742            623
  Accounts payable to related parties              1,822             30
  Accrued bonus                                    3,178          2,302
  Other accrued expenses                           2,467          2,200
  Income taxes payable                                              118
                                              -----------      ---------
Total current liabilities                          8,680          5,744
                                              -----------      ---------

Long-term debt                                     1,000          1,353
                                              -----------      ---------
Other long-term liabilities                          600            750
                                              -----------      ---------
Deferred income taxes                                                18
                                              -----------      ---------

Stockholders' Equity:
  Class A - common stock, $.001 par value;
   200,000,000 shares
    authorized, 47,644,864 and 43,035,110
     shares issued
   at June 30, 2003 and September 30, 2002,
    respectively.                                     48             43
  Class B - common stock $.001 par value;
   66,000,000 shares authorized,


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


    66,000,000 shares issued and outstanding
     at June 30, 2003
   and September 30, 2002, respectively.              66             66
  Treasury stock - cost of 1,366,579 shares
   at June 30, 2003                               (1,312)
  Additional paid-in capital                     133,124        131,350
  Retained earnings                               58,579         65,737
                                              -----------      ---------
          Total stockholders' equity             190,505        197,196
                                              -----------      ---------

Total                                           $200,785       $205,061
                                              ===========      ============



Contact:
Optical Communication Products, Inc.
Susie Nemeti, 818-701-0164


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